                                                            PART II - EXHIBIT 12


                      FORTUNE BRANDS, INC. AND SUBSIDIARIES
         STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (Dollar amounts in millions)

                                                                                                            Three Months
                                                                                                               Ended
                                                                   Years Ended December 31,                   March 31,
                                                   -----------------------------------------------------    ------------
                                                   1997        1998         1999        2000        2001        2002
                                                   ----        ----         ----        ----        ----        ----
Earnings Available:
   Income (loss) from continuing operations
     before income taxes, minority
     interest and extraordinary items .....     $ 145.2     $ 516.4      $(725.2)    $  44.0     $ 491.9     $  84.0

   Less: Excess of earnings over
               dividends of less than
               fifty percent owned
               companies ..................         0.2         0.2          0.2         0.2           -           -
         Capitalized interest .............           -           -          4.1         0.6         0.1         0.1
                                                -------     -------      -------     -------     -------     -------
                                                $ 339.6     $ 516.2      $(720.9)    $  43.2     $ 491.8     $  83.9
                                                =======     =======      =======     =======     =======     =======

Fixed Charges:

   Interest expense (including
     capitalized interest) and
     amortization of debt discount
     and expenses .........................     $ 122.4     $ 105.4      $ 113.9     $ 135.6     $ 100.5     $  17.5
   Portion of rentals representative
     of an interest factor ................        14.7        17.0         19.0        18.0        17.0         3.3
                                                -------     -------      -------     -------     -------     -------
           Total Fixed Charges ............       137.1       122.4        132.9       153.6       117.5        20.8
                                                -------     -------      -------     -------     -------     -------
           Total Earnings Available .......     $ 282.1     $ 638.6      $(588.0)    $ 196.8     $ 609.3     $ 104.7
                                                =======     =======      =======     =======     =======     =======
Ratio of Earnings to Fixed Charges ........        2.06        5.22           (A)       1.28        5.19        5.03
                                                =======     =======      =======     =======     =======     =======

(A) As a result of the loss reported for the years ended December 31, 2000 and 1999, the Company was unable to cover the fixed charges as indicated.

     Included in earnings in 1999 was a second quarter goodwill write-down of $1,126 million. If this write-down was excluded from earnings, the ratio of earnings to fixed charges for the year ended December 31, 1999 would have been 4.05.